Exhibit 5.1

[K&L GATES LETTERHEAD]

July 16, 2014

Iradimed Corporation

1025 Willa Springs Dr.

Winter Springs, Florida 32708

Attention: Roger Susi

Ladies and Gentlemen:

We have acted counsel for Iradimed Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1, filed under Rule 462(b) (the “462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The 462(b) Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-1 (File No. 333-196875), which, we have been advised orally by a member of the staff of the Commission, was declared effective by the Commission on July 15, 2014 (the “Earlier Registration Statement” and, together with the 462(b) Registration Statement, the “Registration Statement”). The 462(b) Registration Statement registers the following:

(1)         an additional 305,900 shares (the “Additional Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), which includes 39,900 additional shares subject to the underwriters’ option to purchase additional shares to cover over-allotments,

(2)         additional warrants to purchase Common Stock (the “Additional Underwriters’ Warrants”) to be issued by the Company to the underwriters, and

(3)         an additional 26,600 shares of Common Stock underlying the Underwriters’ Warrants (the “Additional Warrant Shares”, and collectively with the Additional Shares and the Additional Underwriters’ Warrants, the “Additional Securities”).

The Additional Securities are the same class of securities included in the Earlier Registration Statement and are being registered under the 462(b) Registration Statement for the same offering.  You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Earlier Registration Statement, the underwriting agreement referred to therein, the 462(b) Registration Statement, the Company’s Certificate of Incorporation and Bylaws, as amended and restated, and the corporate action of the Company that authorizes and provides for the filing of the Registration Statement and the issuance of the Additional Securities.   We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  We have not independently established any of the facts so relied on.

For purposes of this opinion letter, we also have made assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that all of the Additional Shares eligible for issuance following the date hereof will be issued for not less than par value.  We have further assumed that the Company does not in the future issue so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for the exercise of the Additional Underwriters’ Warrants.  We have not verified any of those assumptions. Our opinion is rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Our opinions set forth below are limited to the Delaware General Corporation Law and solely with respect to our opinion in the numbered paragraph 2 below, the law of the State of California.  The opinions in numbered paragraph 2 are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion with respect to provisions relating to severability or separability.

Based upon and subject to the foregoing, it is our opinion that:

1.              The Additional Shares have been duly authorized for issuance by the Company and, when issued and paid for in accordance with the underwriting agreement , will be validly issued, fully paid, and nonassessable.

2.              The Additional Underwriters’ Warrants have been duly authorized for issuance to the underwriters named in the Registration Statement upon the closing of the public offering, and upon payment (or delivery) of the consideration provided for therein, the Additional Underwriters’ Warrants will constitute valid and legally binding obligations of the Company.

3.              The Additional Warrant Shares have been duly authorized and when issued and paid for in accordance with the terms and conditions of the Additional Underwriters’ Warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the 462(b) Registration Statement. We also hereby consent to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP